FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
April 28, 2020	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2020 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2020.

“Despite the challenging and volatile market environment we experienced in the first quarter of 2020, especially as the COVID-19 pandemic began to spread across our nation in March, the Federal Home Loan Bank of New York remains a reliable partner for our members and the communities we all serve,” said José R. González, president and CEO of the FHLBNY. “Most importantly, we continue to prove our purpose, as reflected in the 35 percent increase in advances during the period, reaching a record level of advances as members increasingly looked to us as a reliable source of liquidity amid a turbulent operating environment. This reliability is driven by our people. At the FHLBNY, our team is strong, focused on our mission and committed to our members. This crisis has proven how vital the local lender is to communities across our nation, and the essential value of their work will only continue to grow as we move through the crisis and into the recovery period. We are honored to stand alongside the local lenders of New Jersey, New York, Puerto Rico and the U.S. Virgin Islands as their trusted partner, and together, we will help see our communities through this.”

On Thursday, March 12, 2020, the FHLBNY triggered its Business Continuity Plan to ensure operational resilience and position the FHLBNY to respond effectively to the COVID-19 pandemic. As a result, on Monday, March 16, 2020, the FHLBNY moved to a remote working environment operational posture, with 85 percent of staff operating remotely and very limited critical staff working from the FHLBNY’s Jersey City and New York offices. On Tuesday, April 14, 2020, the FHLBNY successfully implemented 100 percent remote operations, and since that time has been able to operate fully remotely from a business and operational standpoint. The FHLBNY has to date experienced no disruptions to its business in its remote operational posture.

Highlights from the first quarter of 2020 include:

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Net income for the quarter was $105.1 million, a decrease of $29.7 million, or 22.0 percent, from net income of $134.8 million for the first quarter of 2019. The decline in income was driven mainly by lower market interest rates and less favorable funding conditions as compared with the prior year period.  Return on average equity (“ROE”) for the quarter was 5.57 percent (annualized), compared to ROE of 7.53 percent for the first quarter of 2019.

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As of March 31, 2020, total assets were $182.7 billion, an increase of $20.6 billion, or 12.7 percent, from total assets of $162.1 billion at December 31, 2019. This increase in total assets was driven primarily by higher advances balances during the period. As of March 31, 2020, advances were $136.2 billion, an increase of $35.5 billion, or 35.3 percent, from $100.7 billion at December 31, 2019. The majority of this increase in advances was experienced in March as members responded to market uncertainty driven by the COVID-19 pandemic. Total liquidity assets declined to $24.7 billion, a decrease of $14.2 billion from December 31, 2019, as available liquidity was used to help fund advance demand. At March 31, 2020, the FHLBNY continued to meet its regulatory liquidity requirements.

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As of March 31, 2020, total capital was $9.0 billion, an increase of $1.5 billion from total capital of $7.5 billion at December 31, 2019. The FHLBNY’s retained earnings increased during the quarter by $13.6 million to $1.8 billion as of March 31, 2020, of which $1.1 billion was unrestricted retained earnings and $706.8 million was restricted retained earnings. At March 31, 2020, the FHLBNY met all of its regulatory capital ratios.

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The FHLBNY allocated $11.7 million from its first quarter 2020 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2020 with the U.S. Securities and Exchange Commission on or about May 8, 2020.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of March 31, 2020, the FHLBNY serves 322 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.